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                                                                    EXHIBIT 99.1

                [CENTEX CONSTRUCTION PRODUCTS, INC. LETTERHEAD]

                                                      NEWS FOR IMMEDIATE RELEASE

                          CENTEX CONSTRUCTION PRODUCTS
                            CLOSES AGGREGATES QUARRY

         (DALLAS, TX Sept. 3, 2002): Centex Construction Products, Inc. (NYSE:CXP) today announced the closing of its aggregates quarry and crushing plant in Georgetown, Texas, north of Austin. The operation is owned by CXP subsidiary Centex Materials, LP. Centex Materials, which also operates a large crushed stone operation south of Austin in Buda, is a major producer of readymix concrete and aggregates products in the Austin area.

         The decision to cease operations at the Georgetown plant is due primarily to excessive manufacturing costs as well as to soft local market conditions. A significant portion of the plant and equipment will be redeployed to other CXP mining operations.

         CXP estimated that the write-down resulting from the closure would reduce the Company's net earnings for the quarter ending September 30, 2002 by approximately $1.7 million, or $0.09 per diluted share. CXP currently anticipates net earnings of approximately $0.85 to $0.90 per diluted share for the quarter ending September 30, versus current consensus of $0.95. Assuming the previously announced wallboard price increase (effective as of September 9, 2002) holds for the remainder of the fiscal year, CXP anticipates net earnings of approximately $3.60 to $4.10 per diluted share for the fiscal year ending March 31, 2003. The current consensus estimate for the fiscal year is $3.94.

         In addition to aggregates and readymix concrete, CXP also produces cement, gypsum wallboard and wallboard paper. The Company is approximately 65%-owned by Dallas-based Centex Corporation, which separately indicated that the impact on Centex's net earnings for both the quarter ending September 30, 2002 and the fiscal year ending March 31, 2003 would be minimal, or about $0.01-0.02 per share.

         THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT REFLECT THE COMPANY'S CURRENT VIEW OF FUTURE EVENTS AND FINANCIAL PERFORMANCE AND INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM PLANNED OR EXPECTED RESULTS. THOSE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE CYCLICAL AND SEASONAL NATURE OF THE COMPANY'S BUSINESS, PUBLIC INFRASTRUCTURE EXPENDITURES, ADVERSE WEATHER, AVAILABILITY OF RAW MATERIALS, UNEXPECTED OPERATIONAL DIFFICULTIES, GOVERNMENTAL REGULATION AND CHANGES IN GOVERNMENTAL AND PUBLIC POLICY, CHANGES IN ECONOMIC CONDITIONS SPECIFIC TO ANY ONE OR MORE OF THE COMPANY'S MARKETS, COMPETITION, ANNOUNCED INCREASE IN CAPACITY IN THE GYPSUM WALLBOARD AND CEMENT INDUSTRIES, GENERAL ECONOMIC CONDITIONS, AND INTEREST RATES. INVESTORS SHOULD TAKE SUCH RISKS AND UNCERTAINTIES INTO ACCOUNT WHEN MAKING INVESTMENT DECISIONS. THESE AND OTHER FACTORS ARE DESCRIBED IN THE ANNUAL REPORT ON FORM 10-K FOR CENTEX CONSTRUCTION PRODUCTS, INC. FOR THE FISCAL YEAR ENDED MARCH 31, 2002 AND IN ITS QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED JUNE 30, 2002. THE REPORT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                  # # # # # # #

For additional information, contact at 214/981-5000:
Arthur R. Zunker
Senior Vice President-Finance
         Treasurer and Chief Financial Officer



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